Exhibit 4.61

TAL Advantage III LLC

c/o TAL International Container Corporation

100 Manhattanville Road

Purchase, New York 10577-2135

Via PDF

March 14, 2013

Re: TAL Advantage III LLC Series 2009-1 Floating Rate Secured Notes

To All TAL Advantage III LLC Series 2009-1 Noteholders and Wells Fargo Securities LLC as Administrative Agent:

In accordance with Section 2.3(a) of the Amended and Restated Note Purchase Agreement dated August 12, 2011, TAL Advantage III LLC (the “Issuer”) notifies you that effective as of thirty (30) days from the date of this letter the Issuer is reducing the Series 2009-1 Existing Commitment by $50,000,000 from $600,000,000 to $550,000,000 which will result in a pro-rata partial reduction in the Unused Existing Commitment of each Series 2009-1 Noteholder.

Sincerely,

TAL Advantage III, LLC

By: TAL International Container Corporation, its manager

By:

Jeffrey M. Casucci, Vice President and Treasurer

cc: Wells Fargo Bank, National Association, as Indenture Trustee

Addressees

Bank of America william.heskett@baml.com

Bank of America branden.avishar@baml.com

Wells Fargo Bank, N. A. jerri.kallam@wellsfargo.com

Royal Bank of Canada kevin.wilson@rbccm.com

Nomura Corporate Funding Americas, LLC Jack.kattan@nomura.com

Three Pillars Funding LLC Jason.Meyer@SunTrust.com

ABN AMRO Capital USA LLC renzo.hoefnagels@abnamro.com; paul.wiener@abnamro.com

Wells Fargo Securities LLC jerri.kallam@wellsfargo.com

Wells Fargo Bank, N. A., as Indenture Trustee kristi.l.puttin@wellsfargo.com